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                                                                   EXHIBIT 99


                  PNC BANK CORP. REDUCES INTEREST RATE SENSITIVITY
                          AND AUTHORIZES STOCK REPURCHASE


  PITTSBURGH, Jan. 6, 1995--PNC Bank Corp. (NYSE: PNC) today announced actions taken in the fourth quarter of 1994 to continue to reduce the company's sensitivity to rising interest rates and to downsize its investment portfolio. In addition, the company announced it would record a charge reflecting initiatives to deliver consumer banking services more efficiently.

  Actions taken during the quarter included:

  - The purchase of interest rate caps and pay-fixed swaps with a combined notional value of $10.5 billion, designed to mitigate the impact on net interest income of rising interest rates.

  - The sale of approximately $1.8 billion of fixed-rate securities from the available-for-sale portfolio, resulting in an after-tax loss of approximately $79 million.

  - Restructuring and other related charges of $31 million after tax, principally to cover the cost of consolidating existing telephone banking centers and continued rationalization of the branch network.

  The company estimates earnings for 1994 of approximately $610 million, or $2.56 per fully diluted share. The return on average assets and return on common shareholders' equity are anticipated to be approximately 1 percent and 14 percent, respectively.

  Thomas H. O'Brien, chairman and chief executive officer, said "The actions we have taken are part of a continuing plan to reduce PNC Bank's interest sensitivity and align our balance sheet with our business strategies. As a result, we have eliminated the company's liability sensitivity at one year and mitigated the impact of significantly higher interest rates on net interest income."

  The company also announced that its board of directors has authorized the repurchase of up to 24 million common shares in open market or privately negotiated transactions over the next two years. The company has already purchased 2.8 million shares under prior authorization. There were approximately 236 million fully diluted common shares outstanding at Dec. 31, 1994. The share repurchases would be accompanied by a reduction in PNC Bank's investment portfolio as it matures. The investment portfolio was $22.9 billion at Sept. 30, 1994, and is expected to decline to approximately $17 billion at year-end 1995.

  PNC Bank Corp., headquartered in Pittsburgh, is one of the largest banking organizations in the United States. It operates community banking offices across Pennsylvania, Delaware, Ohio, Kentucky and Indiana and mortgage offices in 31 states. PNC Bank's major businesses include consumer banking; mortgage banking; corporate banking; investment management and trust; mutual funds; and investment banking.